Exhibit 99

Media Contact
202.384.2474

Investor Contact
781.522.5123

RTX Reports 2025 Results and Announces 2026 Outlook

RTX delivers strong 2025 sales, EPS, and free cash flow;*
Expects continued sales, earnings, and cash flow growth in 2026

ARLINGTON, Va., January 27, 2026 – RTX (NYSE: RTX) reports fourth quarter and full year 2025 results, and announces 2026 outlook.

Fourth quarter 2025
•Sales of $24.2 billion, up 12 percent versus prior year, and up 14 percent organically*
•GAAP EPS of $1.19, including $0.31 of acquisition accounting adjustments, $0.02 of restructuring, and $0.03 of other net significant and/or non-recurring items
•Adjusted EPS* of $1.55, up 1 percent versus prior year
•Operating cash flow of $4.2 billion; free cash flow* of $3.2 billion
•Company backlog of $268 billion, including $161 billion of commercial and $107 billion of defense
•Completed the divestiture of Collins’ Simmonds Precision Products business

Full year 2025
•Sales of $88.6 billion, up 10 percent versus prior year, and up 11 percent organically*
•GAAP EPS of $4.96, including $1.15 of acquisition accounting adjustments, $0.14 of restructuring, and $0.04 of other net significant and/or non-recurring items
•Adjusted EPS* of $6.29, up 10 percent versus prior year
•Operating cash flow of $10.6 billion; free cash flow* of $7.9 billion, up $3.4 billion versus prior year

Outlook for full year 2026
•Adjusted sales* of $92.0 to $93.0 billion
•Organic sales growth* of 5 to 6 percent
•Adjusted EPS* of $6.60 - $6.80
•Free cash flow* of $8.25 - $8.75 billion

“RTX delivered strong sales, adjusted EPS* and free cash flow* in 2025, enabled by our continued focus on operational performance and execution,” said RTX Chairman and CEO Chris Calio.

“We enter 2026 with great momentum and are well positioned to deliver our 2026 financial outlook. We remain focused on investing in new capabilities, expanding production capacity, and executing on our backlog to meet the growing needs of our customers.”

*Adjusted net sales (also referred to as adjusted sales), organic sales, adjusted operating profit (loss) and margin percentage (ROS), segment operating profit (loss) and margin percentage (ROS), adjusted segment sales, adjusted segment operating profit (loss) and margin percentage (ROS), adjusted net income, adjusted earnings per share (“EPS”), adjusted effective tax rate, and free cash flow are non-GAAP financial measures. When we provide our expectation for adjusted net sales (also referred to as adjusted sales), adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures (expected diluted EPS and expected cash flow from operations) is not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. See “Use and Definitions of Non-GAAP Financial Measures” below for information regarding non-GAAP financial measures.

.

Fourth quarter 2025
RTX fourth quarter reported and adjusted sales were $24.2 billion, up 12 percent over the prior year. GAAP EPS of $1.19 included $0.31 of acquisition accounting adjustments, $0.02 of restructuring, and $0.03 of other net significant and/or non-recurring items. Adjusted EPS* of $1.55 was up 1 percent versus the prior year.

The company reported net income attributable to common shareowners in the fourth quarter of $1.6 billion which included $0.4 billion of acquisition accounting adjustments and $0.1 billion of restructuring and other net significant and/or non-recurring items. Adjusted net income* of $2.1 billion was up 2 percent versus the prior year driven by adjusted segment operating profit growth* across all three segments, partially offset by higher corporate expenses and taxes. Operating cash flow in the fourth quarter was $4.2 billion and capital expenditures were $1.0 billion, resulting in free cash flow* of $3.2 billion.

Summary Financial Results

	4th Quarter			Twelve Months
($ in millions, except EPS)	2025	2024	% Change	2025	2024	% Change
Reported
Sales	$24,238	$21,623	12%	$88,603	$80,738	10%
Net Income	$1,622	$1,482	9%	$6,732	$4,774	41%
EPS	$1.19	$1.10	8%	$4.96	$3.55	40%

Adjusted*
Sales	$24,238	$21,623	12%	$88,603	$80,808	10%
Net Income	$2,111	$2,071	2%	$8,531	$7,705	11%
EPS	$1.55	$1.54	1%	$6.29	$5.73	10%

Operating Cash Flow	$4,165	$1,561	167%	$10,567	$7,159	48%
Free Cash Flow*	$3,195	$492	549%	$7,940	$4,534	75%
Segment Results

Collins Aerospace

	4th Quarter				Twelve Months
($ in millions)	2025	2024	% Change		2025	2024	% Change
Reported
Sales	$7,736	$7,537	3%		$30,196	$28,284	7%
Operating Profit	$1,402	$1,106	27%		$4,923	$4,135	19%
ROS	18.1%	14.7%	340	bps	16.3%	14.6%	170	bps

Adjusted*
Sales	$7,736	$7,537	3%		$30,196	$28,284	7%
Operating Profit	$1,223	$1,207	1%		$4,893	$4,496	9%
ROS	15.8%	16.0%	(20)	bps	16.2%	15.9%	30	bps

Collins Aerospace fourth quarter 2025 reported and adjusted sales of $7,736 million were up 3 percent versus the prior year. Excluding the impact of divestitures, the increase in adjusted sales* was driven by a 9 percent increase in commercial OE, a 13 percent increase in commercial aftermarket, and a 2 percent increase in defense. The increase in commercial OE sales was driven primarily by higher volume on widebody and narrowbody platforms, and the increase in commercial aftermarket sales was driven by growth in provisioning and parts and repairs. The increase in defense sales was driven by higher volume across multiple programs.

Collins Aerospace reported operating profit of $1,402 million was up 27 percent versus the prior year. Reported operating profit included a gain on the sale of the Simmonds Precision Products business. Adjusted operating profit* of $1,223 million was up 1 percent versus the prior year. Drop through on higher commercial aftermarket and commercial OE volume was partially offset by the impact of divestitures completed during the year and higher tariffs across the business.

Pratt & Whitney

	4th Quarter				Twelve Months
($ in millions)	2025	2024	% Change		2025	2024	% Change
Reported
Sales	$9,496	$7,569	25%		$32,916	$28,066	17%
Operating Profit	$773	$504	53%		$2,596	$2,015	29%
ROS	8.1%	6.7%	140	bps	7.9%	7.2%	70	bps

Adjusted*
Sales	$9,496	$7,569	25%		$32,916	$28,066	17%
Operating Profit	$776	$717	8%		$2,725	$2,281	19%
ROS	8.2%	9.5%	(130)	bps	8.3%	8.1%	20	bps

Pratt & Whitney fourth quarter reported and adjusted sales of $9,496 million were up 25 percent versus the prior year. The sales growth was driven by a 28 percent increase in commercial OE, a 21 percent increase in commercial aftermarket, and a 30 percent increase in military. The increase in commercial OE sales was driven by higher volume and favorable mix in large commercial engines, while the increase in commercial aftermarket was driven by higher volume, including heavier content, in large commercial engines and Pratt Canada. The increase in military sales was driven by higher F135 production volume and higher sustainment volume across multiple platforms, including the F135 and F100.

Pratt & Whitney reported operating profit of $773 million was up 53 percent versus the prior year. Adjusted operating profit* of $776 million was up 8 percent versus the prior year. The increase was driven by drop through on higher military and commercial aftermarket volume as well as favorable military and commercial OE mix. This growth was partially offset by the impact of commercial aftermarket mix, higher tariffs across the business, higher SG&A expense, and the absence of a prior year insurance recovery of approximately $70 million. Q4 2024 reported operating profit included a $157 million charge related to a customer bankruptcy.

Raytheon

	4th Quarter				Twelve Months
($ in millions)	2025	2024	% Change		2025	2024	% Change
Reported
Sales	$7,657	$7,157	7%		$28,043	$26,713	5%
Operating Profit	$885	$824	7%		$3,227	$2,594	24%
ROS	11.6%	11.5%	10	bps	11.5%	9.7%	180	bps

Adjusted*
Sales	$7,657	$7,157	7%		$28,043	$26,783	5%
Operating Profit	$885	$728	22%		$3,231	$2,728	18%
ROS	11.6%	10.2%	140	bps	11.5%	10.2%	130	bps

Raytheon fourth quarter reported and adjusted sales of $7,657 million were up 7 percent versus the prior year. This increase was driven by higher volume on land and air defense systems, including Patriot and GEM-T, as well as higher volume on naval programs, including Evolved SeaSparrow Missile and Tomahawk. Q4 2024 sales included a benefit related to the restart of contracts with a Middle East customer.

Raytheon reported operating profit of $885 million was up 7 percent versus the prior year. Adjusted operating profit* of $885 million was up 22 percent versus the prior year. The increase was driven by improved net productivity, higher volume, and favorable program mix. Q4 2024 reported operating profit included a $102 million benefit related to the restart of contracts with a Middle East customer.

About RTX
RTX is the world's largest aerospace and defense company. With more than 180,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. With industry-leading capabilities, we advance aviation, engineer integrated defense systems for operational success, and develop next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2025 sales of more than $88 billion, is headquartered in Arlington, Virginia.

Conference Call on the Fourth Quarter 2025 Financial Results
RTX’s financial results conference call will be held on Tuesday, January 27, 2026 at 8:30 a.m. ET. The conference call will be webcast live on the company's website at www.rtx.com and will be available for replay following the call. The corresponding presentation slides will be available for downloading prior to the call.

Use and Definitions of Non-GAAP Financial Measures
RTX Corporation (“RTX” or “the Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. Other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. Certain non-GAAP financial adjustments are also described in this Appendix. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Adjusted net sales / Adjusted sales	Represents consolidated net sales (a GAAP measure), excluding net significant and/or non-recurring items[1] (hereinafter referred to as “net significant and/or non-recurring items”).
Organic sales
Organic sales represents the change in consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and net significant and/or non-recurring items.

Adjusted operating profit (loss) and margin percentage (ROS)
Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items. Adjusted operating profit margin percentage represents adjusted operating profit (loss) as a percentage of adjusted net sales.

Segment operating profit (loss) and margin percentage (ROS)
Segment operating profit (loss) represents operating profit (loss) (a GAAP measure) excluding acquisition accounting adjustments[2], the FAS/CAS operating adjustment[3], Corporate expenses and other unallocated items, and Eliminations and other. Segment operating profit margin percentage represents segment operating profit (loss) as a percentage of segment sales (net sales, excluding Eliminations and other).

Adjusted segment sales	Represents consolidated net sales (a GAAP measure) excluding eliminations and other and net significant and/or non-recurring items.
Adjusted segment operating profit (loss) and margin percentage (ROS)
Adjusted segment operating profit (loss) represents segment operating profit (loss) excluding restructuring costs, and net significant and/or non-recurring items. Adjusted segment operating profit margin percentage represents adjusted segment operating profit (loss) as a percentage of adjusted segment sales (adjusted net sales excluding Eliminations and other).

Adjusted net income	Adjusted net income represents net income (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items.
Adjusted earnings per share (EPS)	Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items.
Adjusted effective tax rate
Adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding the tax impact of restructuring costs, acquisition accounting adjustments[2], and net significant and/or non-recurring items.

Free cash flow
Free cash flow represents cash flow from operating activities (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTX’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTX’s common stock, and distribution of earnings to shareowners.

1 Net significant and/or non-recurring items represent significant nonoperational items and/or significant operational items that may occur at irregular intervals.

2 Acquisition accounting adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions, the amortization of customer contractual obligations related to loss making or below market contracts acquired, and goodwill impairment, if applicable.

3 The FAS/CAS operating adjustment represents the difference between the service cost component of our pension and postretirement benefit (PRB) expense under the Financial Accounting Standards (FAS) requirements of GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS) primarily related to our Raytheon segment.

When we provide our expectation for adjusted net sales (also referred to as adjusted sales), organic sales, adjusted operating profit (loss) and margin percentage (ROS), adjusted segment operating profit (loss) and margin percentage (ROS), adjusted EPS, adjusted effective tax rate, and free cash flow, on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures, as described above, generally are not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements This press release contains statements which, to the extent they are not statements of historical or present fact, constitute "forward-looking statements" under the securities laws. These forward-looking statements are intended to provide RTX Corporation ("RTX") management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and are not statements of historical fact. Forward-looking statements can be identified by the use of words such as "believe," "expect," "expectations," "plans," "strategy," "prospects," "estimate," "project," "target," "anticipate," "will," "should," "see," "guidance," "outlook," "goals," "objectives," "confident," "on track," "designed to, " "commit," "commitment" and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, the Pratt powder metal matter and related matters and activities, including without limitation other engine models that may be impacted, targets and commitments (including for share repurchases or otherwise), and other statements which are not solely historical facts. All forward-looking statements involve risks, uncertainties, changes in circumstances and other factors that are hard to predict, and each of which may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, as amended. Such risks, uncertainties and other factors include, without limitation: (1) changes in economic, capital market, and political conditions in the U.S. and globally; (2) changes in U.S. government defense spending, national priorities, and policy positions; (3) our performance on our contracts and programs, including our ability to control costs, and our dependence on U.S. government approvals for certain international contracts; (4) challenges in the development, certification, production, delivery, support, and performance of RTX's advanced technologies and new products and services and the realization of anticipated benefits; (5) challenges of operating in RTX's highly-competitive industries both domestically and abroad; (6) our reliance on U.S. and non-U.S. suppliers and commodity markets, including cost increases and disruptions in the delivery of materials and services to RTX or our suppliers; (7) changes in trade policies, implementation of sanctions, imposition of tariffs (and counter-tariffs), and other trade measures and restrictions, foreign currency fluctuations, and sales methods; (8) the economic condition of the aerospace industry; (9) the ability of RTX to attract, train, qualify, and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world; (10) the scope, nature, timing, and challenges of managing and completing acquisitions, investments, divestitures, and other transactions; (11) compliance with legal, environmental, regulatory, and other requirements in the U.S. and other countries in which RTX and its businesses operate; (12) pending, threatened, and future legal proceedings, investigations, audits, and other contingencies; (13) the previously-disclosed deferred prosecution agreements entered into between the Company and the Department of Justice (DOJ), the Securities and Exchange Commission (SEC) administrative order imposed on the Company, and the related investigations by the SEC and DOJ, and the consent agreement between the Company and the Department of State; (14) RTX's ability to engage in desirable capital-raising or strategic transactions; (15) repurchases by RTX of its common stock, or declarations of cash dividends, which may be discontinued, accelerated, suspended, or delayed at any time due to various factors; (16) realizing expected benefits from, incurring costs for, and successfully managing strategic initiatives such as cost reduction, restructuring, digital transformation, and other operational initiatives; (17) additional tax exposures due to new tax legislation or other developments in the U.S. and other countries in which RTX and its businesses operate; (18) the identified rare condition in powder metal used to manufacture certain Pratt & Whitney engine parts requiring accelerated removals and inspections of a significant portion of the PW1100G-JM Geared Turbofan (GTF) fleet; (19) changes in production volumes of one or more of our significant customers as a result of business, labor, or other challenges, and the resulting effect on its or their demand for our products and services; (20) an RTX product safety failure, quality issue, or other failure affecting RTX's or its customers' or suppliers' products or systems; (21) cybersecurity, including cyber-attacks on RTX's information technology infrastructure, products, suppliers, customers and partners, and cybersecurity-related regulations; (22) insufficient indemnity or insurance coverage; (23) our intellectual property and certain third-party intellectual property; (24) threats to RTX facilities and personnel, or those of its suppliers or customers, as well as public health crises, damaging weather, acts of nature, or other similar events outside of RTX's control that may affect RTX or its suppliers or customers; (25) changes in accounting estimates for our programs on our financial results; (26) changes in pension and other postretirement plan estimates and assumptions and contributions; (27) an impairment of goodwill and other intangible assets; and (28) climate change and climate-related regulations, and any related customer and market demands, products and technologies. For additional information on identifying factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, see the reports of RTX filed with or furnished to the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and RTX assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

RTX Corporation
Consolidated Statement of Operations

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2025	2024	2025	2024
Net Sales	$24,238	$21,623	$88,603	$80,738
Costs and expenses:
Cost of sales	19,521	17,388	70,814	65,328
Research and development	789	808	2,807	2,934
Selling, general, and administrative	1,638	1,574	6,095	5,806
Total costs and expenses	21,948	19,770	79,716	74,068
Other income (expense), net	306	258	413	(132)
Operating profit	2,596	2,111	9,300	6,538
Non-service pension income	(101)	(384)	(1,182)	(1,518)
Interest expense, net	400	486	1,749	1,862
Income before income taxes	2,297	2,009	8,733	6,194
Income tax expense	584	449	1,664	1,181
Net income	1,713	1,560	7,069	5,013
Less: Noncontrolling interest in subsidiaries’ earnings	91	78	337	239
Net income attributable to common shareowners	$1,622	$1,482	$6,732	$4,774

Earnings Per Share attributable to common shareowners:
Basic	$1.21	$1.11	$5.02	$3.58
Diluted	$1.19	$1.10	$4.96	$3.55

Weighted Average Shares Outstanding:
Basic shares	1,344.9	1,334.4	1,341.4	1,332.1
Diluted shares	1,361.7	1,348.9	1,356.4	1,343.6

RTX Corporation
Segment Net Sales and Operating Profit (Loss)

	Quarter Ended				Twelve Months Ended
	(Unaudited)				(Unaudited)
	December 31, 2025		December 31, 2024		December 31, 2025		December 31, 2024
(dollars in millions)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Net Sales
Collins Aerospace	$7,736	$7,736	$7,537	$7,537	$30,196	$30,196	$28,284	$28,284
Pratt & Whitney	9,496	9,496	7,569	7,569	32,916	32,916	28,066	28,066
Raytheon	7,657	7,657	7,157	7,157	28,043	28,043	26,713	26,783
Total segments	24,889	24,889	22,263	22,263	91,155	91,155	83,063	83,133
Eliminations and other	(651)	(651)	(640)	(640)	(2,552)	(2,552)	(2,325)	(2,325)
Consolidated	$24,238	$24,238	$21,623	$21,623	$88,603	$88,603	$80,738	$80,808

Operating Profit (Loss)
Collins Aerospace	$1,402	$1,223	$1,106	$1,207	$4,923	$4,893	$4,135	$4,496
Pratt & Whitney	773	776	504	717	2,596	2,725	2,015	2,281
Raytheon	885	885	824	728	3,227	3,231	2,594	2,728
Total segments	3,060	2,884	2,434	2,652	10,746	10,849	8,744	9,505
Eliminations and other	32	32	7	7	54	13	(48)	(48)
Corporate expenses and other unallocated items	(138)	(132)	(7)	(4)	(248)	(226)	(933)	(107)
FAS/CAS operating adjustment	183	183	197	197	753	753	833	833
Acquisition accounting adjustments	(541)	—	(520)	—	(2,005)	—	(2,058)	—
Consolidated	$2,596	$2,967	$2,111	$2,852	$9,300	$11,389	$6,538	$10,183

Segment Operating Profit Margin
Collins Aerospace	18.1%	15.8%	14.7%	16.0%	16.3%	16.2%	14.6%	15.9%
Pratt & Whitney	8.1%	8.2%	6.7%	9.5%	7.9%	8.3%	7.2%	8.1%
Raytheon	11.6%	11.6%	11.5%	10.2%	11.5%	11.5%	9.7%	10.2%
Total segment	12.3%	11.6%	10.9%	11.9%	11.8%	11.9%	10.5%	11.4%

RTX Corporation
Consolidated Balance Sheet

	December 31, 2025	December 31, 2024
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$7,435	$5,578
Accounts receivable, net	14,701	10,976
Contract assets, net	17,092	14,570
Inventory, net	13,364	12,768
Other assets, current	7,740	7,241
Total current assets	60,332	51,133
Customer financing assets	2,132	2,246
Fixed assets, net	16,868	16,089
Operating lease right-of-use assets	1,887	1,864
Goodwill	53,343	52,789
Intangible assets, net	31,845	33,443
Other assets	4,672	5,297
Total assets	$171,079	$162,861

Liabilities, Redeemable Noncontrolling Interest, and Equity
Short-term borrowings	$204	$183
Accounts payable	15,895	12,897
Accrued employee compensation	3,308	2,620
Other accrued liabilities	14,350	14,831
Contract liabilities	21,615	18,616
Long-term debt currently due	3,412	2,352
Total current liabilities	58,784	51,499
Long-term debt	34,288	38,726
Operating lease liabilities, non-current	1,602	1,632
Future pension and postretirement benefit obligations	2,067	2,104
Other long-term liabilities	7,200	6,942
Total liabilities	103,941	100,903
Redeemable noncontrolling interest	36	35
Shareowners’ Equity:
Common stock	38,126	37,434
Treasury stock	(26,881)	(27,112)
Retained earnings	56,718	53,589
Accumulated other comprehensive loss	(2,718)	(3,755)
Total shareowners’ equity	65,245	60,156
Noncontrolling interest	1,857	1,767
Total equity	67,102	61,923
Total liabilities, redeemable noncontrolling interest, and equity	$171,079	$162,861

RTX Corporation
Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2025	2024	2025	2024
Operating Activities:
Net income	$1,713	$1,560	$7,069	$5,013
Adjustments to reconcile net income to net cash flows provided by operating activities from:
Depreciation and amortization	1,159	1,139	4,378	4,364
Deferred income tax provision (benefit)	191	72	789	(47)
Stock compensation cost	182	109	519	437
Net periodic pension and other postretirement income	(55)	(334)	(1,011)	(1,326)
Share-based 401(k) matching contributions	138	138	573	353
Gain on sale of Cybersecurity, Intelligence and Services business, net of transaction costs	—	—	—	(415)
Change in:
Accounts receivable	(1,747)	(1,111)	(3,235)	(175)
Contract assets	(519)	39	(2,643)	(2,414)
Inventory	483	231	(532)	(1,474)
Other current assets	(76)	(160)	(1,055)	(402)
Accounts payable and accrued liabilities	1,322	(819)	3,418	1,508
Contract liabilities	1,444	676	2,773	1,872
Other operating activities, net	(70)	21	(476)	(135)
Net cash flows provided by operating activities	4,165	1,561	10,567	7,159
Investing Activities:
Capital expenditures	(970)	(1,069)	(2,627)	(2,625)
Dispositions of businesses, net of cash transferred	743	512	1,931	1,795
Payments on customer financing assets	(114)	(48)	(233)	(218)
Receipts from customer financing assets	31	67	161	202
Increase in other intangible assets	(145)	(164)	(492)	(611)
(Payments) receipts from settlements of derivative contracts, net	(69)	(145)	118	(142)
Other investing activities, net	(25)	68	(123)	65
Net cash flows used in investing activities	(549)	(779)	(1,265)	(1,534)
Financing Activities:
Repayment of long-term debt	(1,140)	(800)	(3,429)	(2,500)
Dividends paid	(914)	(802)	(3,574)	(3,217)
Repurchase of common stock	—	(50)	(50)	(444)
Other financing activities, net	(100)	(216)	(433)	(456)
Net cash flows used in financing activities	(2,154)	(1,868)	(7,486)	(6,617)
Effect of foreign exchange rate changes on cash and cash equivalents	4	(39)	48	(28)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,466	(1,125)	1,864	(1,020)
Cash, cash equivalents and restricted cash, beginning of period	6,004	6,731	5,606	6,626
Cash, cash equivalents and restricted cash, end of period	7,470	5,606	7,470	5,606
Less: Restricted cash, included in Other assets, current and Other assets	35	28	35	28
Cash and cash equivalents, end of period	$7,435	$5,578	$7,435	$5,578

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2025	2024	2025	2024
Collins Aerospace
Net sales	$7,736	$7,537	$30,196	$28,284
Operating profit	$1,402	$1,106	$4,923	$4,135
Restructuring	(35)	(17)	(204)	(47)
Gain on sale of businesses, net of transaction and other related costs (1)	214	99	309	99
Charge associated with initiating alternative titanium sources (1)	—	—	—	(175)
Segment and portfolio transformation and divestiture costs (1)	—	(28)	(75)	(83)
Impairment of contract fulfillment costs (1)	—	(155)	—	(155)
Adjusted operating profit	$1,223	$1,207	$4,893	$4,496
Adjusted operating profit margin	15.8%	16.0%	16.2%	15.9%
Pratt & Whitney
Net sales	$9,496	$7,569	$32,916	$28,066
Operating profit	$773	$504	$2,596	$2,015
Restructuring	(3)	(56)	(21)	(102)
Insurance settlement	—	—	—	27
Expected settlement of a litigation matter (1)	—	—	—	(34)
Customer bankruptcy (1)	—	(157)	(108)	(157)
Adjusted operating profit	$776	$717	$2,725	$2,281
Adjusted operating profit margin	8.2%	9.5%	8.3%	8.1%
Raytheon
Net sales	$7,657	$7,157	$28,043	$26,713
Contract termination (1)	—	—	—	(70)
Adjusted net sales	$7,657	$7,157	$28,043	$26,783
Operating profit	$885	$824	$3,227	$2,594
Restructuring	—	(6)	(4)	(36)
Gain on sale of business, net of transaction and other related costs (1)	—	—	—	375
Contract termination (1)	—	—	—	(575)
Middle East contracts restart adjustments (1)	—	102	—	102
Adjusted operating profit	$885	$728	$3,231	$2,728
Adjusted operating profit margin	11.6%	10.2%	11.5%	10.2%
Eliminations and Other
Net sales	$(651)	$(640)	$(2,552)	$(2,325)
Operating profit (loss)	$32	$7	$54	$(48)
Gain on investment (1)	—	—	41	—
Adjusted operating profit (loss)	$32	$7	$13	$(48)
Corporate expenses and other unallocated items
Operating profit (loss)	$(138)	$(7)	$(248)	$(933)
Restructuring	(6)	—	(17)	(9)
Tax audit settlements and closures (1)	—	—	(5)	(68)
Segment and portfolio transformation and divestiture costs (1)	—	(3)	—	(11)
Legal matters (1)	—	—	—	(918)
Tax matters and related indemnification (1)	—	—	—	180
Adjusted operating loss	$(132)	$(4)	$(226)	$(107)

FAS/CAS Operating Adjustment
Operating profit	$183	$197	$753	$833
Acquisition Accounting Adjustments
Operating loss	$(541)	$(520)	$(2,005)	$(2,058)
Acquisition accounting adjustments	(541)	(520)	(2,005)	(2,058)
Adjusted operating profit	$—	$—	$—	$—
RTX Consolidated
Net sales	$24,238	$21,623	$88,603	$80,738
Total net significant and/or non-recurring items included in Net sales above (1)	—	—	—	(70)
Adjusted net sales	$24,238	$21,623	$88,603	$80,808
Operating profit	$2,596	$2,111	$9,300	$6,538
Restructuring	(44)	(79)	(246)	(194)
Acquisition accounting adjustments	(541)	(520)	(2,005)	(2,058)
Total net significant and/or non-recurring items included in Operating profit above (1)	214	(142)	162	(1,393)
Adjusted operating profit	$2,967	$2,852	$11,389	$10,183
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions - Income (Expense))	2025	2024	2025	2024
Net income attributable to common shareowners	$1,622	$1,482	$6,732	$4,774
Total Restructuring	(44)	(79)	(246)	(194)
Total Acquisition accounting adjustments	(541)	(520)	(2,005)	(2,058)
Total net significant and/or non-recurring items included in Operating profit (1)	214	(142)	162	(1,393)
Significant and/or non-recurring items included in Non-service Pension Income
Non-service pension restructuring	—	—	—	(9)
Pension settlement charge (1)	(260)	—	(260)	—
Pension curtailment related to sale of business	(1)	—	(1)	9
Significant non-recurring and non-operational items included in Interest Expense, Net
Tax audit settlements and closures (1)	—	—	54	78
Tax matters and related indemnification (1)	—	—	—	(11)
International tax matter (1)	35	—	—	—
Tax effect of restructuring and net significant and/or non-recurring items above	108	152	438	516
Significant and/or non-recurring items included in Income Tax Expense
Tax audit settlements and closures (1)	—	—	59	296
Tax matters and related indemnification (1)	—	—	—	(156)
Significant and/or non-recurring items included in Noncontrolling Interest
Noncontrolling interest share of charges related to an insurance settlement	—	—	—	(9)
Less: Impact on net income attributable to common shareowners	(489)	(589)	(1,799)	(2,931)
Adjusted net income attributable to common shareowners	$2,111	$2,071	$8,531	$7,705

Diluted Earnings Per Share	$1.19	$1.10	$4.96	$3.55
Impact on Diluted Earnings Per Share	(0.36)	(0.44)	(1.33)	(2.18)
Adjusted Diluted Earnings Per Share	$1.55	$1.54	$6.29	$5.73

Effective Tax Rate	25.4%	22.3%	19.1%	19.1%
Impact on Effective Tax Rate	1.5%	0.4%	(0.5)%	0.3%
Adjusted Effective Tax Rate	23.9%	21.9%	19.6%	18.8%
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Segment Operating Profit Margin and Adjusted Segment Operating Profit Margin

	Quarter Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2025	2024	2025	2024
Net Sales	$24,238	$21,623	$88,603	$80,738
Reconciliation to segment net sales:
Eliminations and other	651	640	2,552	2,325
Segment Net Sales	$24,889	$22,263	$91,155	$83,063
Reconciliation to adjusted segment net sales:
Net significant and/or non-recurring items (1)	—	—	—	(70)
Adjusted Segment Net Sales	$24,889	$22,263	$91,155	$83,133

Operating Profit	$2,596	$2,111	$9,300	$6,538
Operating Profit Margin	10.7%	9.8%	10.5%	8.1%
Reconciliation to segment operating profit:
Eliminations and other	(32)	(7)	(54)	48
Corporate expenses and other unallocated items	138	7	248	933
FAS/CAS operating adjustment	(183)	(197)	(753)	(833)
Acquisition accounting adjustments	541	520	2,005	2,058
Segment Operating Profit	$3,060	$2,434	$10,746	$8,744
Segment Operating Profit Margin	12.3%	10.9%	11.8%	10.5%
Reconciliation to adjusted segment operating profit:
Restructuring	(38)	(79)	(229)	(185)
Net significant and/or non-recurring items (1)	214	(139)	126	(576)
Adjusted Segment Operating Profit	$2,884	$2,652	$10,849	$9,505
Adjusted Segment Operating Profit Margin	11.6%	11.9%	11.9%	11.4%
(1)    Refer to “Non-GAAP Financial Adjustments” below for a description of these adjustments.

RTX Corporation
Free Cash Flow Reconciliation

	Quarter Ended December 31,
	(Unaudited)
(dollars in millions)	2025	2024
Net cash flows provided by operating activities	$4,165	$1,561
Capital expenditures	(970)	(1,069)
Free cash flow	$3,195	$492

	Twelve Months Ended December 31,
	(Unaudited)
(dollars in millions)	2025	2024
Net cash flows provided by operating activities	$10,567	$7,159
Capital expenditures	(2,627)	(2,625)
Free cash flow	$7,940	$4,534

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Organic Sales Reconciliation

	Quarter ended December 31, 2025 compared to the Quarter Ended December 31, 2024
	(Unaudited)
(dollars in millions)	Total Reported Change	Acquisitions & Divestitures Change	FX / Other Change (2)	Organic Change	Prior Year Adjusted Sales (1)	Organic Change as a % of Adjusted Sales
Collins Aerospace	$199	$(428)	$27	$600	$7,537	8%
Pratt & Whitney	1,927	—	38	1,889	7,569	25%
Raytheon	500	—	5	495	7,157	7%
Eliminations and Other (3)	(11)	26	(25)	(12)	(640)	2%
Consolidated	$2,615	$(402)	$45	$2,972	$21,623	14%
(1)    For the full Non-GAAP reconciliation of adjusted sales refer to “Reconciliation of Adjusted (Non-GAAP) Results - Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin.”
(2)    Includes other significant non-operational items and/or significant operational items that may occur at irregular intervals.
(3)    FX/Other Change includes the transactional impact of foreign exchange hedging at Pratt & Whitney Canada, which is included in Pratt & Whitney’s FX/Other Change, but excluded for Consolidated RTX.

	Twelve Months Ended December 31, 2025 compared to the Twelve Months Ended December 31, 2024
	(Unaudited)
(dollars in millions)	Total Reported Change	Acquisitions & Divestitures Change	FX / Other Change (2)	Organic Change	Prior Year Adjusted Sales (1)	Organic Change as a % of Adjusted Sales
Collins Aerospace	$1,912	$(754)	$60	$2,606	$28,284	9%
Pratt & Whitney	4,850	—	40	4,810	28,066	17%
Raytheon	1,330	(460)	75	1,715	26,783	6%
Eliminations and Other (3)	(227)	35	(25)	(237)	(2,325)	10%
Consolidated	$7,865	$(1,179)	$150	$8,894	$80,808	11%
(1)    For the full Non-GAAP reconciliation of adjusted sales refer to “Reconciliation of Adjusted (Non-GAAP) Results - Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin.”
(2)    Includes other significant non-operational items and/or significant operational items that may occur at irregular intervals.
(3)    FX/Other Change includes the transactional impact of foreign exchange hedging at Pratt & Whitney Canada, which is included in Pratt & Whitney’s FX/Other Change, but excluded for Consolidated RTX.

Non-GAAP Financial Adjustments

Non-GAAP Adjustments	Description
Segment and portfolio transformation and divestiture costs
The twelve months ended December 31, 2025 and the quarter and twelve months ended December 31, 2024 include certain segment and portfolio transformation costs incurred in connection with the 2023 completed segment realignment as well as separation costs incurred in advance of the completion of certain divestitures.

Charge associated with initiating alternative titanium sources
The twelve months ended December 31, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and, therefore, not indicative of the Company’s ongoing operational performance.

Impairment of contract fulfillment costs
The quarter and twelve months ended December 31, 2024 include a net pre-tax charge of $0.2 billion related to an impairment of contract fulfillment costs as a result of a contract cancellation during the fourth quarter of 2024 at Collins. Management has determined that the nature and significance of the charge is considered unusual and, therefore not indicative of the Company’s ongoing operational performance.

Expected settlement of a litigation matter
The twelve months ended December 31, 2024 includes a pre-tax charge of $34 million reflecting the expected settlement value relating to a litigation matter at Pratt & Whitney. Management has determined that the impact is directly attributable to the expected legal settlement and that the nature of the charge is considered non-operational, and therefore, not indicative of the Company’s ongoing operational performance.

Customer bankruptcy
The twelve months ended December 31, 2025 includes a net pre-tax charge of approximately $0.1 billion related to a customer bankruptcy at Pratt & Whitney. The quarter and twelve months ended December 31, 2024 include a net pre-tax charge of approximately $0.2 billion related to a customer bankruptcy at Pratt & Whitney. The charges primarily relate to contract asset exposures with customers. Management has determined that the nature and significance of the charge is considered unusual and, therefore, not indicative of the Company’s ongoing operational performance.

Contract termination
The twelve months ended December 31, 2024 includes a pre-tax charge of $0.6 billion related to the termination of a fixed price development contract with a foreign customer at Raytheon. The charge includes the write-off of remaining contract assets and settlement with the customer. Management has determined that these impacts are directly attributable to the termination, incremental to similar costs incurred for reasons other than those attributable to the termination and has determined that the nature of the pre-tax charge is considered significant and unusual and, therefore, not indicative of the Company’s ongoing operational performance.

Gain on sale of businesses, net of transaction and other related costs
The quarter and twelve months ended December 31, 2025 include a pre-tax gain of $0.1 billion associated with the completed sale of the Simmonds Precision Products business at Collins. The quarter and twelve months ended December 31, 2025 also include a pre-tax gain of $0.1 billion and $0.2 billion, respectively, associated with the completed sale of the actuation and flight control business at Collins. The quarter and twelve months ended December 31, 2024 include a pre-tax gain, net of transaction and other related costs, of $0.1 billion associated with the completed sale of the Hoist & Winch business at Collins. The twelve months ended December 31, 2024 also includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the Cybersecurity, Intelligence and Services (CIS) business at Raytheon. Management has determined that the nature of the net gain on each divestiture is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.

Middle East contracts restart adjustments
The quarter and twelve months ended December 31, 2024 include a net operating profit benefit of $0.1 billion primarily related to reserve and contract loss provision adjustments as a result of restarting work under certain contracts with a Middle East customer. Management has determined that the nature and significance of the benefit is considered unusual, therefore not indicative of the Company's ongoing operational performance.

Gain on investment
The twelve months ended December 31, 2025 includes a pre-tax gain of $41 million related to the increase in fair value on an investment. Management has determined that the nature of the gain on investment to be significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.

Tax audit settlements and closures
The twelve months ended December 31, 2025 includes a tax benefit of $59 million and a pre-tax benefit on the reversal of $54 million of interest accruals both recognized as a result of the closure of the examination phase of multiple state tax audits. The twelve months ended December 31, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits. The twelve months ended December 31, 2024 includes a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements and closures is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.

Legal matters
The twelve months ended December 31, 2024 includes charges of $0.9 billion related to the resolution of several outstanding legal matters. The charge includes an additional accrual of $0.3 billion to resolve the previously disclosed criminal and civil government investigations of defective pricing claims for certain legacy Raytheon Company contracts entered into between 2011 and 2013 and in 2017; an additional accrual of $0.4 billion to resolve the previously disclosed criminal and civil government investigations of improper payments made by Raytheon Company and its joint venture, Thales-Raytheon Systems, in connection with certain Middle East contracts since 2012; and an accrual of $0.3 billion related to certain voluntarily disclosed export controls violations, primarily identified in connection with the integration of Rockwell Collins and, to a lesser extent, Raytheon Company, including certain violations that were resolved pursuant to a consent agreement with the Department of State. Management has determined that these impacts are directly attributable to these legacy legal matters and that the nature of the charges are considered significant and unusual, and, therefore, not indicative of the Company’s ongoing operational performance.

International tax matter	During the quarter ended March 31, 2025, the Company recorded the impact of an unfavorable decision related to an international tax matter for the years ended December 31, 2015 to December 31, 2019, resulting in interest expense, net of $35 million and a tax benefit of $8 million. During the quarter ended December 31, 2025, the Company received a favorable decision related to this matter, and reversed the previously recorded impacts. Management has determined that the nature of this impact related to the tax matter is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.
Tax matters and related indemnification
The twelve months ended December 31, 2024 includes the impact of a recent favorable international tax court ruling related to certain tax payments made by a previously separated entity. As a result of this ruling, and the expected reimbursement of international taxes to the previously separated entity, the Company will owe additional U.S. income tax of $0.2 billion and related interest. The Company recorded a pre-tax benefit of $0.2 billion to recognize recovery of the additional taxes and interest owed pursuant to a tax matters agreement entered into in connection with the separation. There was no net income impact in 2024 as a result of this adjustment. The twelve months ended December 31, 2024 also includes an income tax benefit of $56 million in response to favorable U.S. Tax Court rulings issued to unrelated taxpayers, but with facts similar to ours. The nature of the tax item in the rulings is subject to the tax matters agreement with previously separated entities, and, therefore, we recorded a pre-tax charge of $32 million for the indemnified amounts. Management has determined that the nature of these impacts to both pre-tax income and income tax expense is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.

Pension settlement charge
The quarter and twelve months ended December 31, 2025 include a non-cash pre-tax pension settlement charge of $0.3 billion related to the completion of a buy-out conversion of a group annuity contract which resulted in the transfer of approximately $2.3 billion of gross pension obligations to Prudential Insurance. Management has determined that the nature of this pre-tax charge is considered significant and non-operational, and, therefore, not indicative of the Company’s ongoing operational performance.